COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, GROWTH AND INCOME
PORTFOLIO AND THE STANDARD & POOR'S 500 COMPOSITE STOCK
PRICE INDEX

EXHIBIT A:
                                              DREYFUS
                                             VARIABLE
                          STANDARD          INVESTMENT
                         & POOR'S 500          FUND,
                          COMPOSITE           GROWTH
                            STOCK           AND INCOME
         PERIOD          PRICE INDEX*        PORTFOLIO

         5/2/94                10,000               10,000
        12/31/94               10,397                9,878
        12/31/95               14,299               15,992
        12/31/96               17,580               19,311
        12/31/97               23,443               22,442

*Source: Lipper Analytical Services, Inc.